Exhibit 99.1

Net Element Reports 2015 Annual Financial Results and Provides Business Update

Annual revenue increased 89.5% to $40.2 million for 2015 versus $21.2 million for 2014

MIAMI, FL – March 31, 2016 - Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a provider of global mobile payment technology solutions and value-added transactional services, today reported financial results for the fiscal year ended December 31, 2015 and provided an update on recent strategic and operational initiatives.

For full-year 2015, net revenue increased 89.5% to $40,235,362 million as compared to $21,236,704 in the prior year. The $18,998,658 increase in net revenues is primarily due to growth in the Company’s three segments:

●	North America Transaction Solution segment: Continued organic growth of SMB merchants in this segment with emphasis on value-added offerings. Revenues for this segment were $27.4 million, a 41% increase over the prior year.
●	Mobile Solutions segment: As a result of a new business model, which was introduced in the third quarter of 2015, the Company began generating revenues from branded content. Revenues for this segment were $9 million, a 385% increase over the prior year.
●	Online Solutions: The Company completed its acquisition of PayOnline and began consolidating our Online Solutions segment in May. As a result of this acquisition we recorded $3.8 million of revenue during 2015, which represent a partial year of results.

2015 Business Highlights:

●	Acquired PayOnline, leading online payment platform in emerging markets
●	Digital Provider exceeded 3 million recurring mobile subscribers
●	PayOnline successfully deployed MasterCard’s MasterPass digital wallet to over 800 online merchants
●	Expanded into Kyrgyzstan and signed leading e-commerce company in the region
●	Expanded to Kazakhstan by creating partnerships with leading mobile operators
●	Launched payment processing in Kazakhstan through partnership with KAZKOM bank
●	Launched joint venture to focus on Gulf Cooperation Council (GCC) states and India

2015 Product Launches:

●	Launched Restoactive, a comprehensive mobile restaurant solution. Integrated with some of the biggest POS and restaurant management platforms such as MICROS, POSitouch, Aloha and Symphony. By integrating into the leading POS and restaurant management platforms Restoactive is now available to over 500,000 restaurants in the United States.

●	PayOnline launched “Pay-Travel” to automate payments for travel industry including integration with Global Distribution Systems (GDS), which includes Amadeus and Sabre and available for online and mobile application payments acceptance
●	PayOnline launched new mobile payment solution for iOS to existing Microsoft and Android processing capabilities. The new software developer kit (SDK) enables integration of PayOnline transaction processing into Apple’s iPad and iPhone applications
●	Aptito added EMV and mobile payments acceptance including Android Pay, Apple Pay and Samsung Pay to its POS offering. Merchants Using Aptito POS Systems are provided secure EMV-compliant and mobile payment acceptance hardware
●	Expanded our service offerings to over 100 payment methods internationally

“We are very pleased with our strong finish to the year with positive momentum across all channels. Our results are a reflection of our ability to deliver growth,” commented Oleg Firer, CEO of Net Element. “Our growth for 2015, included completing our strategic acquisition of PayOnline, expanding organic growth throughout the year, and leveraging our strengths in omni-channel transaction processing to win new business.”

Conference Call:

The Company will host a conference call to discuss 2015 financial results and business highlights on March 31, 2016 at 4:30 PM Eastern time. Those interested in participating in the call are invited to dial +1 (877) 303-9858, or for international callers +1 (408) 337-0139 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at http://edge.media-server.com/m/p/kw2rnhus.

Following completion of the call, a recorded replay of the webcast will be available on the investors section of the Company’s website at www.netelement.com.

Full-year 2015 Financial Review

We reported an adjusted net loss of $9,833,106, or $0.15 loss per share for the twelve months ended December 31, 2015 as compared to an adjusted net loss of $6,928,371, or $0.19 loss per share, for the twelve months ended December 31, 2014. This resulted in a net loss increase of $2,904,735 which is discussed further below.

Net revenues were $40,235,362 for the twelve months ended December 31, 2015 as compared to $21,236,704 for the twelve months ended December 31, 2014. The $18,998,658 increase in net revenues is primarily due to three factors:

1.	Organic growth of SMB merchants in our North America Transaction Solutions segment (+$8 million).
2.	We acquired and began consolidating revenues from our Online Solutions segment from PayOnline, acquired in May of 2015 for an additional $3.8 million in revenues during 2015.
3.	We began generating revenues for branded content in our Mobile Solutions segment beginning the quarter ending September 30, 2015 and recognizing gross revenues for the sale of our own branded content (+$7.2 million).

Gross Margin for the twelve months ended December 31, 2015 was $6,258,147, or 16% of net revenue, as compared to $5,310,780, or 25% of net revenue, for the twelve months ended December 31, 2014. The primary reason for the decrease in the margin percentage was a change in revenue composition mix and associated costs as well as full restructure of the Mobile Solutions business in July 2014 as compared to the new business model of Mobile Solutions business for 2015. Our 2015 business mix had more branded content revenues which yield lower margins, and lower margins on revenues from North America Transaction Solutions despite higher sales volume for 2015 versus 2014. Higher margin legacy merchant portfolios have run off and are replaced with new portfolios with lower margins in North America.

Adjusted general and administrative expenses increased by $2,224,567 to $9,310,477 for the twelve months ended December 31, 2015 as compared to $7,085,910 for the twelve months ended December 31, 2014. This was primarily due to a $1,403,268 increase in professional fees and $606,245 increase in salaries and benefits.

Category	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014	Increase / (Decrease)
Salaries, benefits, taxes and contractor payments	3,816,241	3,209,996	606,245
Professional fees	3,563,885	2,160,617	1,403,268
Rent	475,808	459,798	16,010
Business development	109,515	68,735	40,780
Travel expense	322,156	303,293	18,863
Filing fees	100,001	101,836	(1,835)
Transaction (gains) losses	(77,094)	(44,127)	(32,967)
Other expense	999,965	825,762	174,203
Total	$9,310,477	$7,085,910	$2,224,567

Salaries, benefits, taxes and contractor payments increased $606,245 primarily resulting from $332,961 from the acquisition of PayOnline in May 2015. The balance of the increase was due to increased management headcount.

Professional fees increased $1,403,268 primarily resulting from the May 2015 acquisition of PayOnline ($789,197) and increased legal and accounting fees from increased public filings in 2015 versus 2014.

Other expenses increased to $999,965 in 2015 from $825,762 in 2014. The $174,203 increase was primarily comprised of a $46,332 increase due to the acquisition of PayOnline and $507,660 due to an increase in expenses our Mobile Solutions segment, $44,553 increase in North American Transaction Solutions segment primarily due to an increase in communications and office expenses offset by a $424,342 decrease in other Corporate expenses. Other expenses that decreased in Corporate for the year ended December 31, 2015 include general office expenses and expenses related to communications.

We recorded a provision for bad debts of $649,571 for the twelve months ended December 31, 2015 as compared to a recovery of ($1,153,147) for the twelve months ended December 31, 2014. The recovery in 2014 was due to the reversal of $1.6 million loss provisions that were not required during the reorganization of the Mobile Solutions segment offset by $0.5 million of ACH rejects.

Depreciation and amortization expense consists primarily of the amortization of merchant portfolios plus depreciation expense on fixed assets, client acquisition costs, capitalized software expenses and employee non-compete agreements. Depreciation and amortization expense was $2,513,162 for the twelve months ended December 31, 2015 as compared to $2,358,136 for the twelve months ended December 31, 2014. The $155,026 increase in depreciation and amortization expense was primarily due to purchased merchant portfolios reaching full amortization during 2014 resulting in decrease in amortization offset by an increase the amortization of intangible assets acquired in the purchase of PayOnline.

Interest expense was $3,575,698 for the twelve months ended December 31, 2015 as compared to $3,705,694 for the twelve months ended December 31, 2014, representing a decrease of $129,996. The reduction is due to reduced amount of credit facility balance outstanding in 2015 versus 2014. The majority of 2015 interest was due to the amortization of the derivatives attributed to beneficial conversion features from debt and warrants.

Gains and losses on derivatives, debt extinguishment and debt restructure were as follows:

Item	2015	2014	Variance
Settlement of beneficial conversion derivative Gain / (Loss)	($26,932,496)	$5,569,158	($32,501,654)
Debt Extinguishment / Debt Restructuring Gain / (Loss)	27,743,980	(4,588,219)	32,332,199
Total	$811,484	$980,939	($169,455)

We reported a net gain on derivatives, debt extinguishment and debt restructure of $811,484 and $980,939 for 2015 and 2014 respectively. The gain in 2014 was $169,455 higher than the gain for 2015 as the deal terms and market conditions were different each year.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States generally accepted accounting principles ("GAAP"), the Company provides additional measures of its operating results by disclosing its adjusted net loss. Adjusted net loss is calculated as net loss excluding non-cash share based compensation and other one-time, non-recurring items not present in this year or last year results. Net Element discloses this amount on an aggregate and per share basis. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding of its historical performance through use of a metric that seeks to normalize period-to-period earnings.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the year ended December 31, 2015 and 2014 is presented in the following Non-GAAP Financial Measures Table.

	GAAP	Share-based Compensation	Derivative Activity, Debt Extinguishment and Restructure	Adjusted Non-GAAP
Twelve Months Ended December 31, 2015
Net loss	$(13,327,926)	$4,306,304	$(811,484)	$(9,833,106)
Basic and diluted earnings per share	$(0.21)	$0.07	$(0.01)	$(0.15)
Basic and diluted shares used in computing earnings per share	63,911,199			63,911,199

Twelve Months Ended December 31, 2014
Net loss	$(10,214,766)	$4,267,334	$(980,939)	$(6,928,371)
Basic and diluted earnings per share	$(0.27)	$0.11	$(0.03)	$(0.19)
Basic and diluted shares used in computing earnings per share	37,255,052			37,255,052

Additional information regarding Net Element’s results 2015 may be found in Net Element’s annual report on Form 10-K, which was filed with the Security and Exchange Commission (SEC) on March 30, 2016 and may be obtained from the SEC’s Internet website at http://www.sec.gov.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise (“SME”) in the US and selected emerging markets. In the US it aims to grow transactional revenue by innovating SME productivity services such as its cloud based, restaurant point-of-sale solution Aptito. Internationally, Net Element’s strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions such as UAE, Kazakhstan, Kyrgyzstan and Azerbaijan where initiatives have been recently launched. Further information is available at www.netelement.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Contact:

Net Element, Inc.

media@netelement.com

+1 (786) 923-0502

NET ELEMENT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$1,025,747	$503,343
Accounts receivable, net	5,198,993	3,417,173
Prepaid expenses and other assets	1,106,016	962,698
Total current assets, net	7,330,756	4,883,214
Fixed assets, net	162,123	70,918
Intangible assets, net	5,423,880	2,492,050
Goodwill	9,643,752	6,671,750
Other long term assets	353,050	204,737
Total assets	22,913,561	14,322,669

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	5,858,837	2,698,257
Deferred revenue	743,910	472,482
Accrued expenses	2,975,066	2,351,885
Notes payable (current portion)	518,437	98,493
Due to related parties	329,881	-
Total current liabilities	10,426,131	5,621,117
Notes payable (net of current portion)	3,446,563	3,216,507
Total liabilities	13,872,694	8,837,624

Series A Convertible Preferred stock
($.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding, at December 31, 2015)	-	-

STOCKHOLDERS' EQUITY
Common stock ($.0001 par value, 300,000,000 shares
authorized and 112,619,596 and 45,881,523 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively)	11,262	4,589
Paid in capital	154,351,558	136,689,629
Stock subscription receivable		(1,111,130)
Accumulated other comprehensive loss	(1,565,822)	(1,251,461)
Accumulated deficit	(143,955,048)	(129,116,344)
Noncontrolling interest	198,917	269,762
Total stockholders' equity	9,040,867	5,485,045
Total liabilities and stockholders' equity	$22,913,561	$14,322,669

NET ELEMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Twelve months ended December 31,
	2015	2014

Net revenues
Service fees	$31,204,871	$21,236,704
Branded content	9,030,491	-
Total Revenues	40,235,362	$21,236,704

Costs and expenses:
Cost of service Fees	25,858,098	15,925,924
Cost of branded content	8,119,117	-
General and administrative (includes $4,306,304 and $4,267,334 of share based
compensation for the twelve months ended December 31, 2015 and 2014 respectively)	13,616,781	11,353,244
Provision for (recovery of) bad debt	649,571	(1,153,147)
Depreciation and amortization	2,513,162	2,358,136
Total costs and operating expenses	50,756,729	28,484,157
Loss from operations	(10,521,367)	(7,247,453)
Interest expense, net	(3,575,698)	(3,705,694)
(Loss) gain on change in fair value and settlement of beneficial conversion derivative	(26,932,496)	5,569,158
Gain (loss) on debt extinguishment	27,743,980	(6,184,219)
Gain on debt restructure	-	1,596,000
Gain (loss) from asset disposal	40,369	(87,151)
Other expense	(82,714)	(155,407)
Net loss before income taxes	(13,327,926)	(10,214,766)
Income taxes	-	-
Net loss	(13,327,926)	(10,214,766)
Net loss attributable to the noncontrolling interest	74,314	29,250
Net loss attributable to Net Element, Inc. stockholders	(13,253,612)	(10,185,516)

Dividends for the benefit of preferred stockholders	(1,585,092)	-

Net loss attributable to common stockholders	(14,838,704)	(10,185,516)

Foreign currency translation	(314,361)	(1,080,911)
Comprehensive loss attributable to common stockholders	$(15,153,065)	$(11,266,427)

Loss per share - basic and diluted	$(0.23)	$(0.27)

Weighted average number of common shares outstanding - basic and diluted	63,911,199	37,255,052

NET ELEMENT, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock		Paid in	Stock	Comprehensive	Non-controlling	Accumulated	Equity (Deficiency)
	Shares	Amount	Shares	Amount	Capital	Subscription	Income	interest	Deficit	in Assets
Balance December 31, 2013	-	$-	32,273,298	$3,229	$103,486,144	$329,406	$(170,550)	$(125,043)	$(118,930,828)	$(15,407,642)

Share based compensation	-	-	1,755,749	176	3,677,937	-	-	-	-	3,678,113
Shares issued and issuable for acquisitions	-	-	57,288	6	329,400	(329,406)	-	-	-	-
Shares issued to acquire non-controlling interest	-	-	323,085	32	617,060	-	-	424,055	-	1,041,147
Shares issued in connection with debt conversion	-	-	5,569,158	556	10,636,537	(1,111,130)	-	-	-	9,525,963
Shares issued in connection with debt restructuring	-	-	100,000	10	203,990	-	-	-	-	204,000
Shares issued in connection with note conversion	-	-	5,802,945	580	16,711,901	-	-	-	-	16,712,481
Extinguishment of T1T obligation	-	-	-	-	1,086,968	-	-	-	-	1,086,968
NASDAQ share registration fees	-	-	-	-	(60,308)	-	-	-	-	(60,308)
Net loss	-	-	-	-	-	-	-	(29,250)	(10,185,516)	(10,214,766)
Comprehensive loss - foreign currency translation	-	-	-	-	-	-	(1,080,911)	-	-	(1,080,911)
Balance December 31, 2014	-	$-	45,881,523	$4,589	$136,689,629	$(1,111,130)	$(1,251,461)	$269,762	$(129,116,344)	$5,485,045

Share based compensation	-	-	4,015,315	406	4,305,898	-	-	-	-	4,306,304
Preferred shares issued	5,500	5,287,082	-	-	-	-	-	-	-	-
Preferred shares converted to common shares	(5,500)	(5,287,082)	33,760,446	3,371	9,032,713	-	-	-	-	9,036,084
Preferred share dividends paid	-	-	6,128,908	613	1,584,479					1,585,092
Shares issued in connection with debt restructuring	-	-	4,208,049	421	1,346,227	-	-	-	-	1,346,648
Shares issued in exchange for warrants, net of discount			2,500,000	250	(2,680,111)					(2,679,861)
Shares issued and issuable for acquisitions	-	-	4,768,212	477	3,599,523	-	-	-	-	3,600,000
Repurchase of non-controlling interest	-	-	-	-	(3,489)	-	-	3,469	-	(20)
Shares issued for insider financing	-	-	11,357,143	1,135	1,587,819	-	-	-	-	1,588,954
Write-off of stock subscription receivable	-	-	-		(1,111,130)	1,111,130	-	-	-	-
Net loss	-	-	-	-	-	-	-	(74,314)	(14,838,704)	(14,913,018)
Comprehensive loss - foreign currency translation	-	-	-	-	-	-	(314,361)	-	-	(314,361)
Balance December 31, 2015	-	-	112,619,596	$11,262	$154,351,558	$-	$(1,565,822)	$198,917	$(143,955,048)	$9,040,867

NET ELEMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(13,253,612)	$(10,185,516)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Non controlling interest	(74,309)	394,286
Share based compensation	4,306,304	4,267,334

Loss (gain) on change in fair value and settlement of beneficial conversion derivative	26,932,495	(5,569,158)
(Gain) loss on debt extinguishment	(27,743,980)	6,184,219
Depreciation and amortization	2,513,162	2,358,136
Amortization of debt discount	3,027,354	1,644,626
(Recovery of ) provision for loan losses	-	(1,649,858)
(Gain) loss on disposal of fixed assets	(40,369)	16,137
Gain on MBF debt restructure	-	(1,596,000)
Changes in assets and liabilities, net of acquisitions and the effect of consolidation of equity affiliates
Accounts receivable, net	(1,502,205)	6,974,701
Advances to aggregators	10,022	934,816
Deferred revenue	271,428	233,084
Prepaid expenses and other assets	291,631	(445,555)
Accounts payable	3,160,577	(338,618)
Accrued expenses	410,730	(968,609)
Net cash (used in) provided by operating activities	(1,690,772)	2,254,025

Cash flows from investing activities
Purchase of portfolio and client acquisition costs	(878,085)	(1,039,752)
Sale of portfolio	300,000	-
Note receivable	-	(2,650)
Acquisition of PayOnline assets, net of cash received	(3,195,452)	-
Purchase of fixed and other assets	(579,209)	(750,936)
Net cash used in investing activities	(4,352,746)	(1,793,338)

Cash flows from financing activities
Repayment to Financial Institutions	-	10,088,870
Proceeds from preferred stock	5,500,000	-
Proceeds from indebtedness	650,000	(10,433,367)
Related party advances	331,273	418,099
Net cash provided by financing activities	6,481,273	73,602

Effect of exchange rate changes on cash	84,649	(157,265)
Net increase in cash	522,404	377,024

Cash at beginning of period	503,343	126,319
Cash at end of period	$1,025,747	$503,343

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$548,344	$1,109,731
Taxes	$74,563	$38,993

Issuance of Common Stock upon conversion of indebtedness	$1,436,648	$25,233,473
Issuance of Common Stock upon redemption of Preferred Stock	$9,036,084	$-
Issuance of Common Stock in exchange for Warrants	$2,679,861	$-
Issuance of Common Stock for acquisition	$9,036,084	$-